NUMBER

ic

icad

COMMON STOCK

SHARES

icad, inc.

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

SEE REVERSE FOR CERTAIN DEFINITIONS

CUSIP 44934S 10 7

THIS CERTIFIES that

is the owner of

FULLY PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK OF THE PAR VALUE OF ONE CENT (1¢) PER SHARE OF

icad, inc.

CERTIFICATE OF STOCK

transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney, upon surrender of this certificate properly endorsed.

This certificate is not valid until countersigned by the Transfer Agent and Registrar.

WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

icad, inc. CORPORATE SEAL 1984 DELAWARE

SECRETARY

CHAIRMAN OF THE BOARD

COUNTERSIGNED:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
(JERSEY CITY, N.J.) TRANSFER AGENT AND REGISTRAR

BY

AUTHORIZED OFFICER

SECURITY-COLUMBIAN UNITED STATES BANKNOTE CORPORATION